                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                 FORM 8 - KA

                               CURRENT REPORT


           Current Report Pursuant to Section 13 or 15 (d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)    April 13, 1998
                                                 ---------------------


                              C.H. Heist Corp.
-------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


      New York                       0-7907                     16-0803301
----------------------          ----------------             ----------------
  (State or other                 (Commission                 (IRS Employer
jurisdiction of                   File Number)              Identification No.)
 incorporation)

810 North Belcher Road, Clearwater, Florida             33765
--------------------------------------------------------------------------------
  (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code  (813) 461-5656
--------------------------------------------------------------------------------
(Former name or former address, if changed since last report)




                                Exhibit Index: 3

Item 2:          Acquisition or Disposition of Assets

         On April 13, 1998, Ablest Service Corp. ("Ablest"), a wholly owned subsidiary of C.H. Heist Corp. ("Company"), acquired Milestone Technologies, Inc., an Arizona corporation, ("Milestone") pursuant to a Stock Purchase Agreement ("Purchase Agreement"). Ablest intends to continue to operate Milestone as a separate company.

         Pursuant to the Purchase Agreement, Ablest purchased 100% of the common stock of Milestone from its shareholders for approximately $6.6 million paid in cash at closing and agreed to pay additional consideration based on the achievement of certain pre-established earnout targets for 1998. The purchase price was determined through negotiations and is expected to be assigned to the fair value of the assets and liabilities acquired with the excess being assigned to various intangible assets, primarily goodwill. Ablest used funds available to it under the Company's revolving line of credit to fund the cash paid at closing.

         The two former shareholders of Milestone have entered into two-year employment agreements with Ablest providing certain base and incentive compensation. Each shareholder of Milestone has also agreed not to compete with Ablest for three years from the date of closing.

Item 7:   Financial Statements, Pro Forma Information and Exhibits       Pages


(a)       Milestone Technologies, Inc. Financial Statements for the
          Years Ended November 30, 1997 and 1996 together with
          independent auditors' report thereon                          5 - 13

(b)       Pro Forma Financial Information:

          Unaudited pro forma condensed consolidated
          balance sheet as of March 29, 1998.                             14

          Unaudited pro forma condensed consolidated
          statement of operations for the thirteen week
          period ended March 29, 1998.                                    15

          Unaudited pro forma condensed consolidated
          statement of earnings for the year ended December
          28, 1997.                                                       16

          Notes to unaudited pro forma condensed
          consolidated financial statements.                            17 - 18

                                 SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   June 19, 1998




                                        C.H. Heist Corp.
                                        ---------------------------
                                        (Registrant)





                                        /s/ Mark P. Kashmanian
                                        ---------------------------
                                        Mark P. Kashmanian
                                        Treasurer, Chief Accounting Officer

                          Independent Auditors' Report





The Board of Directors
Milestone Technologies, Inc.:


We have audited the accompanying balance sheet of Milestone Technologies, Inc. as of November 30, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of Milestone Technologies, Inc. as of November 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




March 24, 1998                                     KPMG Peat Marwick LLP

                          Independent Auditors' Report




The Board of Directors
Milestone Technologies, Inc.:


We have audited the accompanying balance sheet of Milestone Technologies, Inc. as of November 30, 1996, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milestone Technologies, Inc. as of November 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Phoenix, Arizona
March 8, 1998                                           Eide Helmeke PLLP

                        MILESTONE TECHNOLOGIES, INC.
                               BALANCE SHEETS
                         NOVEMBER 30, 1997 and 1996

                              Assets                                     1997                   1996
                              ------                                     ----                   ----
Current assets:
   Cash and cash equivalents                                        $      1,032,263        $       77,582
   Accounts receivable - trade, net                                        1,002,517               942,045
   Accounts receivable - unbilled                                            226,794               126,142
   Other                                                                      17,094                20,998
                                                                    ----------------        --------------
               Total current assets                                        2,278,668             1,166,767
                                                                    ----------------        --------------

Equipment, Net
   Furniture and office equipment                                             47,494                58,062
   Accumulated depreciation                                                  (24,239)              (34,612)
                                                                    ----------------        --------------
                                                                              23,255                23,450
                                                                    ----------------        --------------
Other assets                                                                   4,650                 3,841
                                                                    ----------------        --------------
                                                                    $      2,306,573        $    1,194,058
                                                                    ================        ==============
               Liabilities and Stockholders' Equity
               ------------------------------------

Current liabilities:
   Notes payable to bank                                            $              0        $       10,680
   Accounts payable                                                            2,789                11,367
   Accrued payroll and payroll taxes                                         288,075               215,799
   Accrued pension expense                                                    20,000                14,000
   Due to former stockholders                                                      0                38,250
   Income taxes payable                                                      427,809                     0
   Deferred income taxes                                                     356,000               350,000
                                                                    ----------------        --------------
               Total current liabilities                                   1,094,673               640,096
                                                                    ----------------        --------------


Stockholders' equity:
   Common stock, no par value, authorized 1,000,000 shares;
      500,000 shares issued                                                   90,918                90,918
   Additional paid-in capital                                                 45,000                45,000
   Retained earnings                                                       1,220,482               562,544
                                                                    ----------------        --------------
                                                                           1,356,400               698,462
     Treasury stock, at cost, 120,000 shares                                (144,500)             (144,500)
                                                                    ----------------        --------------
               Total stockholders' equity                                  1,211,900               553,962
                                                                    ----------------        --------------
                                                                    $      2,306,573        $    1,194,058
                                                                    ================        ==============



See notes to financial statements.

                         MILESTONE TECHNOLOGIES, INC.
                  STATEMENTS OF INCOME AND RETAINED EARNINGS
                FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996

                                                                         1997                   1996
                                                                         ----                   ----
Revenue                                                           $        9,026,323       $     6,443,971
                                                                  ------------------       ---------------
Operating Expenses
   Consulting salaries and associated costs                                6,918,676             4,871,766
   General and administrative                                              1,005,001             1,223,613
                                                                  ------------------       ---------------
                                                                           7,923,677             6,095,379
                                                                  ------------------       ---------------
               Operating income                                            1,102,646               348,592
                                                                  ------------------       ---------------
Other income (expense)
   Interest income                                                             2,660                    18
   Interest expense                                                             (922)              (12,521)
   Loss on disposal of equipment                                              (1,928)                    0
   Miscellaneous                                                               1,482                 3,734
                                                                  ------------------       ---------------
                                                                               1,292                (8,769)
                                                                  ------------------       ---------------
Income before income taxes                                                 1,103,938               339,823

Income Taxes                                                                 446,000               130,000
                                                                  ------------------       ---------------
Net Income                                                                   657,938               209,823

Retained earnings, beginning of year                                         562,544               352,721
                                                                  ------------------       ---------------
Retained earnings, end of year                                    $        1,220,482       $       562,544
                                                                  ==================       ===============




See notes to financial statements.

                         MILESTONE TECHNOLOGIES, INC.
                           STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996

                                                                        1997               1996
                                                                  -----------------    --------------

Cash flows from operating activities:
   Net income                                                     $         657,938    $      209,823
   Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation                                                           7,010             5,664
       Deferred income taxes                                                  6,000           119,000
       Loss on disposal of equipment                                          1,928                 0
       Change in
          Accounts receivable - trade                                       (60,472)         (441,477)
          Accounts receivable - unbilled                                   (100,652)           65,498
          Other assets                                                        3,095           (18,498)
          Accounts payable                                                   (8,578)           11,367
          Accrued payroll and payroll taxes                                  72,276            89,779
          Accrued pension expense                                             6,000            14,000
          Income taxes payable                                              427,809              (335)
                                                                  -----------------    --------------
             Total adjustments                                              354,416          (155,002)
                                                                  -----------------    --------------
             Net cash provided by operating activities                    1,012,354            54,821
                                                                  -----------------    --------------
Cash flows from investing activities
   Purchase of equipment                                                     (8,743)          (15,603)
                                                                  -----------------    --------------
Cash flows from financing activities
   Increase (decrease) in note payable to bank                              (10,680)           10,566
   Payments to former stockholders                                          (38,250)          (35,750)
                                                                  -----------------    --------------
             Net cash used in financing activities                          (48,930)          (25,184)
                                                                  -----------------    --------------
Net increase in cash and cash equivalents                                   954,681            14,034

Cash and cash equivalents, beginning of year                                 77,582            63,548
                                                                  -----------------    --------------
Cash and cash equivalents, end of year                            $       1,032,263    $       77,582
                                                                  =================    ==============

See notes to financial statements

                         MILESTONE TECHNOLOGIES, INC.
                     STATEMENTS OF CASH FLOWS, CONTINUED


                                                                        1997               1996
                                                                   ----------------     -------------
Supplemental disclosures of cash flow information:

   Cash paid for interest                                          $            922     $      12,521
                                                                   ================     =============
   Cash paid for income taxes                                       $         6,678     $      17,512
                                                                   ================     =============

Supplemental schedule of non-cash investing and financing activities

   Increase in  amount due to former stockholders for purchase of
      25,000 shares of treasury stock                              $              0     $      27,500
                                                                   ================     =============





See notes to financial statements.

                          MILESTONE TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED NOVEMBER 30, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Milestone Technologies, Inc. is engaged in the business of providing temporary computer consultants and programmers to companies primarily in the Phoenix, Arizona metropolitan area.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

EQUIPMENT

Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which ranges from 5 to 10 years.

REVENUE AND COST RECOGNITION

Revenue and the associated costs are recognized in the period that the services are provided. Accounts receivable - unbilled represent revenue for services provided but not yet billed. Costs associated with this unbilled revenue are reflected as expenses.

INCOME TAXES

Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Cash basis reporting is primarily used for income tax reporting purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ESTIMATES

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expense. Actual results could differ from these estimates.

NOTES TO FINANCIAL STATEMENTS


NOTE 2 - ACCOUNTS RECEIVABLE - TRADE

Accounts receivable - trade consists of the following at November 30,:


                                                                          1997               1996
                                                                      -------------       -----------
   Accounts receivable - trade                                        $   1,042,517       $   982,045
   Allowance for doubtful accounts                                          (40,000)          (40,000)
                                                                      -------------       -----------
                                                                      $   1,002,517       $   942,045
                                                                      =============       ===========

NOTE 3 - NOTE PAYABLE TO BANK

At November 30, 1997 the Company has a $400,000 revolving line of credit with a financial institution. Outstanding borrowings bear interest at prime plus 1%, are secured by substantially all Company assets and personal guarantees of its stockholders and have a maturity date of April 30, 1998. At November 30, 1996, $10,680 was outstanding under this line of credit.

NOTE 4 - PENSION PLAN

The Company has a 401(k) profit sharing plan. The plan, covering substantially all full-time employees meeting certain minimum requirements, allows for employees to contribute up to $9,500 of pre-tax covered compensation into their individual account. The Company will make discretionary contributions to the plan in an amount to be determined from year to year. Expense under this plan was $19,345 and $16,365 in fiscal 1997 and 1996, respectively.

NOTE 5 - INCOME TAXES

Income tax expense consists of the following:

                                                                      Current             Deferred              Total
                                                                    ------------         -----------         ------------
                  For the Year ended November 30, 1997
                     U.S. Federal                                   $    348,000         $    (2,000)        $    346,000
                     State                                                92,000               8,000              100,000
                                                                    ------------         -----------         ------------
                                                                    $    440,000         $     6,000         $    446,000
                                                                    ============         ===========         ============

                  For the Year ended November 30, 1996
                     U.S. Federal                                   $      6,000         $    92,000         $     98,000
                     State                                                 5,000              27,000               32,000
                                                                    ------------         -----------         ------------
                                                                    $     11,000         $   119,000         $    130,000
                                                                    ============         ===========         ============


                         NOTES TO FINANCIAL STATEMENTS



The provision for income taxes differs from "expected" taxes (computed by applying the U.S. Federal corporate rate of 34% to income before income taxes) as follows at November 30,:


                                                                           1997               1996
                                                                        -----------       -----------
   Computed "expected" provision                                        $   375,338       $   115,540

   Increase resulting from
          State income taxes                                                 66,000            21,120
          Other                                                               4,662            (6,660)
                                                                        -----------       -----------
                                                                        $   446,000       $   130,000
                                                                        ===========       ===========


At November 30, 1997 and 1996, the tax effects of temporary differences that give rise to deferred taxes are primarily related to cash basis accounting used for income tax reporting purposes.

NOTE 6 - MAJOR CUSTOMERS

Approximately 56% and 53% of the Company's revenue in fiscal 1997 and 1996, respectively, was from three customers. At November 30, 1997 and 1996, $454,742 and $594,904, respectively, was owed to the Company by these customers.

NOTE 7 - OPERATING LEASE COMMITMENTS

The Company leases office space under a noncancelable operating lease. The lease expires in August 2001. Future minimum lease payments under this operating lease are as follows at November 30, 1997:

Fiscal year ending
------------------
   1998                                                                    $     43,222
   1999                                                                          52,775
   2000                                                                          54,173
   2001                                                                          41,416
                                                                           ------------
                                                                           $    191,586
                                                                           ============

Rent expense totaled $40,699 and $35,967 for the year ending November 30, 1997 and 1996, respectively.

                      C.H. HEIST CORP. AND SUBSIDIARIES
                   Pro Forma Condensed Consolidated Balance
                         Sheet As of March 29, 1998 -
                                  Unaudited
                                (In thousands)

                                                       March 29,      Feb. 28,       Pro Forma             March 29,
                                                          1998          1998        Adjustments               1998
                      Assets                           C.H. Heist     Milestone      (note 2)              Pro Forma
                      -------                        ------------     ----------    -----------           ----------
Current assets:
   Cash and cash equivalents                            $   1,902            992                               2,894
   Receivables                                             16,062            856                              16,918
   Services in progress                                     1,004            262                               1,266
   Income taxes receivable                                    497              -           (192) (d)             305
   Parts and supplies                                       1,239              -                               1,239
   Prepaid expenses                                           865             10                                 875
   Deferred income taxes                                      807              -           (364) (d)             443
                                                        ---------       --------      ---------             --------
         Total current assets                              22,376          2,120           (556)              23,940
                                                        ---------       --------      ---------             --------
Property, plant and equipment, at cost                     54,228             47                              54,275
   Less accumulated depreciation                           37,195             25                              37,220
                                                        ---------       --------      ---------             --------
         Net property, plant and equipment                 17,033             22                              17,055
                                                        ---------       --------      ---------             --------
Deferred income taxes                                         179              -                                 179
Intangible assets, net                                      3,309              -          5,453  (a)           8,762
Other assets                                                  219              8                                 227
                                                        ---------       --------      ---------             --------
                                                        $  43,116          2,150          4,897               50,163
                                                        =========       ========      =========             ========

        Liabilities and Stockholders' Equity
        ------------------------------------
Current liabilities:
   Current installments of long-term debt               $      33              -                                  33
   Accounts payable                                         2,726            199                               2,925
   Accrued expenses                                         4,078              -                               4,078
   Income taxes payable                                         -            192           (192) (d)               -
   Deferred income taxes                                        -            364           (364) (d)               -
                                                        ---------       --------      ---------             --------
         Total current liabilities                          6,837            755           (556)               7,036
Long-term debt, excluding current installments              8,300              -          6,848  (b)          15,148
Deferred incentive compensation                               466              -                                 466
Deferred income taxes                                         398              -                                 398
                                                        ---------       --------      ---------             --------
               Total liabilities                           16,001            755          6,292               23,048
                                                        ---------       --------      ---------             --------
Stockholders' equity:
   Common stock                                               158             91            (91) (c)             158
   Additional paid-in capital                               4,277             45            (45) (c)           4,277
   Retained earnings                                       25,389          1,403         (1,403) (c)          25,389
   Accumulated other comprehensive losses                  (1,471)             -                              (1,471)
                                                        ---------       --------      ---------             --------
                                                           28,353          1,539         (1,539)              28,353
   Less cost of common stock in treasury                   (1,238)          (144)           144  (c)          (1,238)
                                                        ---------       --------      ---------             --------
Total stockholders' equity                                 27,115          1,395         (1,395)              27,115
                                                        ---------       --------      ---------             --------
                                                        $  43,116          2,150          4,897               50,163
                                                        =========       ========      =========             ========




See notes to unaudited pro forma financial statements.

                      C.H. HEIST CORP. AND SUBSIDIARIES

           Pro Forma Condensed Consolidated Statement of Operations

        For the Thirteen Week Period Ended March 29, 1998 - Unaudited

                      (In thousands, except share data)




                                                                 Thirteen week period ended
                                                   --------------------------------------------------------------
                                                   March 29,        Feb. 28,         Pro Forma         March 29,
                                                      1998            1998          Adjustments          1998
                                                   C.H. Heist       Milestone         (note 3)         Pro Forma
                                                   -----------     ----------       -----------      ------------
Net service revenues                                 $  28,168          2,839                              31,007
Cost of services                                        20,569          2,288                              22,857
                                                     ----------    ----------       ---------            --------
       Gross profit                                      7,599            551                               8,150
Selling, general and administrative expenses             8,319            255             (19) (a)          8,555
                                                     ----------    ----------       ---------            --------
    Operating income (loss)                               (720)           296              19                (405)
                                                     ----------    ----------       ---------            --------
Other income (expense):
   Interest expense, net                                  (105)             9            (109) (b)           (205)
   Amortization                                            (77)             -             (72) (c)           (149)
   Miscellaneous, net                                       12              -                                  12
                                                     ----------    ----------       ---------            --------
    Total other income (expense) net                      (170)             9            (181)               (342)
                                                     ----------    ----------       ---------            --------
    Earnings (loss) before income taxes                   (890)           305            (162)               (747)


Income tax expense (benefit)                              (397)           122             (39) (d)           (314)

    Net earnings (loss)                             $     (493)           183            (123)               (433)
                                                    ==========     ==========       =========            ========
   Basic and  diluted loss per share                   $  (.17)                                              (.15)
                                                    ==========                                           ========


Weighted average number of common shares
    outstanding                                      2,877,758                                          2,877,758
                                                    ==========                                          =========



See notes to unaudited pro forma financial statements

                      C.H. HEIST CORP. AND SUBSIDIARIES

            Pro Forma Condensed Consolidated Statement of Earnings

               For the Year Ended December 28, 1997 - Unaudited

                      (In thousands, except share data)


                                                                              Year Ended
                                                    --------------------------------------------------------------
                                                     Dec. 28,           Nov. 30,     Pro Forma            Dec. 28,
                                                       1997               1997      Adjustments             1997
                                                    C.H. Heist         Milestone     (note 3)            Pro Forma
                                                    -----------       -----------   -----------          ---------
Net service revenues                                  $ 119,516           9,026                            128,542
Cost of services                                         85,290           6,918                             92,208
                                                      ---------        --------      ---------          ----------
       Gross profit                                      34,226           2,108                             36,334
Selling, general and administrative expenses             31,153           1,005           (155) (a)         32,003
                                                      ---------        --------      ---------          ----------
    Operating income                                      3,073           1,103            155               4,331
                                                      ---------        --------      ---------          ----------

Other income (expense):
   Interest expense, net                                   (650)              1           (399) (b)         (1,048)
   Amortization                                            (247)              -           (290) (c)           (537)
   Miscellaneous, net                                      (172)              -                               (172)
                                                      ---------        --------      ---------          ----------
    Total other income (expense) net                     (1,069)              1           (689)             (1,757)
                                                      ---------        --------      ---------          ----------
    Earnings before income taxes                          2,004           1,104           (534)              2,574

Income tax expense                                        1,106             446           (116) (d)          1,436
                                                      ---------        --------      ---------          ----------

    Net earnings                                      $     898             658           (418)              1,138
                                                      =========        ========      =========          ==========

   Basic and diluted earnings per share               $     .31                                                .40
                                                      =========                                         ==========

Weighted average number of common shares
    outstanding                                       2,876,505                                          2,876,505
                                                      =========                                         ==========



See notes to unaudited pro forma financial statements

                       C.H. HEIST CORP. AND SUBSIDIARIES

        Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements


NOTE 1 - Basis of Presentation

         The unaudited pro forma condensed consolidated balance sheet reflects the historical financial position of C.H. Heist Corp. (the "Company") as of March 29, 1998, and on a pro forma basis assuming the acquisition of Milestone Technologies, Inc. ("Milestone") had been consummated on that date.

         The unaudited pro forma condensed consolidated statements of operations reflect the historical results of operations of the Company for the thirteen week period ended March 29, 1998 and for the year ended December 28, 1997, and on a pro forma basis assuming the acquisition of Milestone had been consummated as of the beginning of the periods presented. The Company has reclassified branch expenses that are not directly attributable to the services it performs from cost of services to selling, general and administrative expenses to conform to the 1998 classification. The effect of this reclassification was to lower cost of services and increase selling, general and administrative expenses by $15,397,000 for the year ended December 28, 1997. Management believes that its current presentation is generally more consistent with the industry practice.

         Milestone uses a November 30th fiscal year end and therefore the accompanying unaudited pro forma financial statements include their results of operations and financial position for comparable periods. Those periods include the historical financial position as of February 28, 1998 and the historical results of operations for the thirteen weeks ended February 28, 1998 and the year ended November 30, 1997.

         The purchase method of accounting has been used for this acquisition and in the preparation of the pro forma condensed consolidated financial statements. The Company records any contingent consideration as additional goodwill when earned.

         Management believes that the assumptions used in preparing these unaudited pro forma condensed consolidated statements provide a reasonable basis of presenting all of the significant effects of the acquisition of Milestone. The pro forma condensed consolidated financial statements do not purport to be indicative of the actual results that would have occurred had the acquisition been consummated on or as of the dates assumed, and are not necessarily indicative of the future results of operations which will be obtained as a result of the acquisition.

NOTE 2 - Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

         (a) To reflect the goodwill, intangible assets and acquisition related costs that arise





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         under purchase accounting as a result of the acquisition.

         (b) To reflect the total additional long-term debt necessary for the consummation of the transaction including the consideration paid to shareholders of Milestone and acquisition related costs.

         (c) To reflect the elimination of Milestone's equity.

         (d) To reclassify certain liabilities to conform to the consolidated presentation of the Company.

Note 3 - Adjustments to the Pro Forma Condensed Consolidated Statement of Operations and Earnings

         (a) To reduce compensation expense of the former owners of Milestone to the level agreed upon in their respective employment agreements with Ablest Service Corp.

         (b) To reflect increased interest expense the Company would have incurred because of additional long-term debt necessary to consummate the acquisition at the Company's average borrowing rate for each period (6.8% for both periods) and to eliminate the interest income from Milestone's investments that were liquidated immediately following the acquisition.

         (c) To reflect amortization expense over the estimated useful lives of 30 years for goodwill and 3 to 5 years for other intangible assets (customer and employee lists and non-compete agreements).

         (d) To reflect the estimated income tax effects of the acquisition and the pro forma adjustments.






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